Exhibit 10.8

GENENTA S.P.A.

2021 – 2025 STOCK OPTION PLAN

SECTION 1. PURPOSE.

1.1	On [•] 2021, our shareholders’ meeting approved a capital increase to allow for issuance of up to [•] ordinary shares (i.e. the [•] of the share capital of the Company on a fully diluted basis) to the service of a four-years employees’ stock option plan (the “2021-2025 Plan” or the “Plan”) to be adopted by the board of directors. On [•] 2021 our board of directors approved the specific terms (i.e. this regulation) of our 2021 – 2025 Plan.

1.2	The purpose of this Plan is to promote the long-term success of the Company and the creation of shareholder value by offering to Eligible Participants an opportunity to acquire a proprietary interest in the Company, or to increase such interest, and to encourage such selected persons to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

1.3	The Plan shall be governed by, and construed in accordance with, the laws of the Republic of Italy.

1.4	Capitalized terms shall have the meaning provided in Section 2 of the Plan unless otherwise provided in this Plan or the applicable Stock Option Agreement, or other applicable agreement.

SECTION 2. DEFINITIONS.

2.1	The following definitions and rules of interpretation apply in the Plan.

“Acting in Concert” has the meaning set forth in article 109 of the Italian Legislative Decree no. 58 of 1998 (the Consolidated Financial Act).

“ADS” means American Depositary Shares issued pursuant to the Deposit Agreement entered into on [•], 2021 by and between the Company and the Bank of New York Mellon, each ADS representing one Share.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Change of Control” except as may otherwise be provided in a Stock Option Agreement or other applicable agreement, means the occurrence of any of the following:

(i)	the sale of any of the Shares or ADSs (in one transaction or a series of transactions that may involve a merger, acquisition or other corporate transaction) that will result in the offeror and persons Acting in Concert with him together acquiring Control of the Company, except where the offeror is a company and the shareholders of that company and the proportion of shares in that company held by each of them following completion of the sale are substantially the same as the shareholders and their shareholdings in the Company immediately before the sale;

(ii)	the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)	a complete liquidation or dissolution of the Company.

“Code” means the Italian Civil Code.

“Committee” means the Compensation, Nomination and Governance Committee established by the Company, as constituted from time to time.

“Company” means Genenta Science S.p.A., (formerly Genenta Science S.r.l.), with registered office in Milan (Italy), Via Olgettina 58, registered with the Companies’ Register of Milan Monza Brianza Lodi under no. 08738490963.

“Consultant” means an individual who performs bona fide services to the Company, a Parent or a Subsidiary other than as an Employee or Director or Non-Employee Director.

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“Control” has the meaning set forth in article 2359 of the Code.

“Director” means a member of the Board who is also an Employee.

“Disability” means that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Eligible Participant” means an Employee, Director, Non-Employee Director or Consultant who may be selected by the Board or the Committee to receive an Option under the Plan.

“Employee” means any individual who is an employee of the Company, a Parent or a Subsidiary. Mere service as a Director or payment of a director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

“Exercise Condition” means a condition that may be provided by the Board or the Committee and, if provided, must be satisfied before an Option may be exercised. The Exercise Condition shall comply with Section 6.1 and shall be specified in the Stock Option Agreement according to Section 4.2.

“Exercise Price” means the amount for which a Share may be purchased upon exercise of such Option, as specified in Section 6.1 and in the applicable Stock Option Agreement.

“Exercise Notice” means the exercise notice referred to in Section 6.3.

“Just Cause” means a specific reason of revocation and/or termination, defined as - also in analogic way- in article 2119 of the Code.

“Grant” means any grant of Options under the Plan.

“Grant Date” means the date on which an Option is granted under the Plan.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Option” means a non-transferable right granted under the Plan entitling the Optionee to purchase Shares.

“Optionee” means an individual who holds an Option or, where applicable, his or her personal representatives.

“Parent” means a “parent corporation,” whether now or hereafter existing, which controls, directly or indirectly, the Company according to article 2359 of the Code.

“Plan” or “2021-2025 Plan” means this Genenta Science S.p.A. 2021 – 2025 Stock Option Plan as it may be amended from time to time.

“Service” means the service carried out by an Employee, Director, Non-Employee Director or Consultant. A change in the capacity in which the Eligible Participant carries out the Service to the Company or a change in the entity for which the Eligible Participant carries out such Service, provided that there is no interruption or termination of the Eligible Participant’s Service with the Company, shall not imply the termination of an Eligible Participant’s Service and, therefore, its eligibility under the Plan.

“Share” means one ordinary share of the Company.

“Stock Option Agreement” means the agreement described in Section 4.2 evidencing the terms and conditions of each Grant of an Option. Each Stock Option Agreement shall be subject to the terms and conditions of the Plan.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, which is controlled by the Company according to article 2359 of the Code.

2.2	Rule headings shall not affect the interpretation of the Plan.

2.3	Unless the context otherwise requires, words in the singular shall include the plural and, in the plural, shall include the singular.

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2.4	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision.

2.5	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.6	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

SECTION 3. ADMINISTRATION.

3.1	Administration by the Board.

The Board shall administer the Plan, in consultation with the Committee, unless and until the Board delegate administration to the Committee, as provided in Section 3.3.

3.2	Powers of the Board.

The Board shall have the power, upon consultation with the Committee and subject to, and within the limitations of, the express provisions of the Plan:

(i)	to determine from time to time:

(a)	which of the Eligible Participants under the Plan shall be granted Options;

(b)	when and how each Option shall be granted;

(c)	the Exercise Conditions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Option; and

(d)	the number of Shares with respect to which an Option shall be granted to each such person (this determination being subject also to a consultation with the Board of Statutory Auditors of the Company, in case of Options to be granted to directors);

(ii)	to construe and interpret the Plan, and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(iii)	to amend the Plan or an Option as provided in Section 11.2;

(iv)	to terminate or suspend the Plan as provided in Section 11.2; and

(v)	generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

3.3	Delegation to the Committee.

The Board may delegate administration of the Plan to the Committee. If administration is delegated to the Committee, the Committee shall have, in connection with the administration of the Plan, the powers therefore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

3.4	Effect of the Board’s Decision.

All determinations, interpretations and constructions made by the Board are not subject to review by any person and shall be final, binding and conclusive on all persons pursuant to the relevant Italian law provisions.

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3.5	Indemnification.

Except for case of fraud or gross negligence, each member of the Board, or of the Committee, shall be indemnified and held harmless by the Company against and from:

(i)	any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, and

(ii)	from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GRANT OF OPTIONS

4.1	Eligibility

4.1.1	Subject to this regulation, the Board may grant Options to any Eligible Participant it chooses.

4.1.2	The Company may not grant Options at any time when that Grant would be prohibited by, or in breach of, any law or regulation with the force of law.

4.2	Stock Option Agreement

4.2.1	Each Grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options. The Stock Option Agreement shall also:

(i)	specify the Grant Date of the Option;

(ii)	specify the number of the Shares subject to the Option and shall provide for the adjustment of such number in accordance with Section 7.1;

(iii)	specify the Exercise Price and the Exercise Condition, if any;

(iv)	specify the date when Option will become exercisable and when they will lapse according to Section 6.2, assuming that the Option is not exercised earlier and no event occurs to cause the Option to lapse earlier according to rule 11.2;

(v)	include a statement that the Option is subject to this regulation (which shall be incorporated in the Stock Option Agreement by reference).

4.2.2	No amount shall be paid by Eligible Participant for the Grant.

SECTION 5. SHARES SUBJECT TO PLAN

5.1	Basic Limitation.

Subject to the provisions of Section 7.1, the stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares (the latter, within the limits set forth under Italian law). The aggregate number of Shares reserved for Options under the Plan shall not exceed [•] Shares.

5.2	Additional Shares.

If Options are forfeited or terminate for any other reason before being exercised, then the Shares underlying such Options shall again become available for Options under the Plan.

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SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

6.1	Exercise Price.

6.1.1	An Option’s Exercise Price shall be established by the Board or, pursuant to Section 3.3, the Committee and set forth in a Stock Option Agreement, provided however that the Exercise Price of an Option shall not be less than the fair market value of a Share as of the Grant Date as determined by the Board or the Committee in its reasonable discretion.

6.1.2	All Exercise Prices must be paid in cash in compliance with the relevant Italian law provisions.

6.2	Exercisability and Term.

6.2.1	Each Stock Option Agreement shall specify the date when the Options granted will become exercisable.

6.2.2	The Stock Option Agreement shall also specify the term of the Option. No Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. In any case, the expiration date may not be later than the third anniversary of the Grant Date.

6.2.3	A Stock Option Agreement may permit an Optionee to exercise an Option before it is vested, subject to the Company’s right of repurchase over any Shares acquired under the unvested portion of the Option (an “early exercise”), which right of repurchase shall (i) lapse at the same date the Option would have vested if there had not been early exercise and (ii) be exercised by the Company only within the strict limits and in compliance with the provisions of the Code. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option.

6.3	Manner of exercise of Options.

6.3.1	An Option shall be exercised by the Optionee giving a written Exercise Notice to the Company, as follows:

(i)	setting out the number of Shares over which the Optionee wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time, the Company shall:

(a)	treat the Option as exercised only in respect of that lesser number; and

(b)	refund any excess amount paid to exercise the Option.

(ii)	using a form that the Board will approve.

6.3.2	Any Exercise Notice shall be accompanied by payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice.

6.3.3 Any Exercise Notice shall be invalid:

(i)	to the extent that it is inconsistent with the Optionee’s rights under this regulation and the Stock Option Agreement;

(ii)	if any of the requirements of rule 6.3.1 or rule 6.3.2 are not met.

The Company may permit the Optionee to correct any defect referred to in rule 6.3.3(ii) (but shall not be obliged to do so). The date of any corrected Exercise Notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

6.3.4	The Company shall allot and issue Shares (or, as appropriate, procure their transfer) within [30] days after a valid Option exercise, subject to the other rules of the Plan.

6.4	Modifications or Assumption of Options.

Within the limitations of the Plan, the Board or the Committee may modify, extend or assume outstanding stock options or may accept the cancellation of outstanding Options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

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6.5	Transferability of Options.

No Option shall be transferable by the Optionee. An Option may be exercised during the lifetime of the Optionee only. No Option or interest therein may be assigned, pledged hypothecated or otherwise burdened by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7. PROTECTION AGAINST DILUTION.

7.1	Adjustments.

In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, spin-off or a similar occurrence (all without the receipt of consideration), the Board or the Committee shall make such adjustments as it, in its reasonable discretion, deems appropriate in order to prevent the dilution or enlargement of rights hereunder in one or more of:

(i)	the number of Shares covered by each outstanding Option; or

(ii)	the Exercise Price under each outstanding Option.

7.2	Optionee Rights.

Except as provided in this Section 7 and unless of exercise of an Option, a recipient of an Option shall have no rights by reason of any issue by the Company of Shares of any class or securities convertible into Shares of any class, any subdivision or consolidation of Shares of any class, the payment of any Share dividend or any other increase or decrease in the number of Shares of any class.

SECTION 8. ACCELERATION.

8.1	Corporate Transaction.

8.1.1	In the event of a Change of Control that involves a merger, acquisition or other corporate transaction, any outstanding Option not assumed, substituted, replaced or continued in connection with the transaction will immediately vest and settle, and Options will become fully exercisable and upon the effectiveness of such Change of Control, the Plan and all Options will automatically terminate.

8.1.2	In the event of termination of an Optionee’s Service without cause or an Optionee’s resignation for Just Cause following a Change in Control of the Company, any Options outstanding to the Optionee (unless otherwise provided in the Stock Option Agreement) will immediately vest and settle, and Options will become fully exercisable by twelve (12) months following the Change in Control of the Company or by the shorter term .

8.2	Good leaver/Bad Leaver

8.2.1	The Plan provides that, in case of cessation of the Service, prior to exercise of the Options:

(i) due to a “bad leaver” event, all the Options assigned to the Optionee will automatically lapse and will be deprived of any effect and validity, with consequent release of the Company from any obligation or liability towards the Optionee;

(ii) due to a “good leaver” event, the Optionee shall retain the right to exercise the Options assigned in a number proportional to the duration of the Service following the grant Date with respect to the period between the Grant Date and the initial exercise date as provided in the related Stock Option Agreement. Options that cannot be exercised will automatically lapse, releasing the Company from any obligation or liability.

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8.2.2	The only “good leaver” events are the following: (i) termination of the Service by the Optionee due to the occurrence of a Just Cause or (ii) dismissal of the Optionee without Just Cause or (iii) termination of the Service caused by Disability of the Optionee; (iv) death of the Optionee; (v) retirement of the Optionee; and (vi) loss of the status of Subsidiary by the employer company of the Optionee. All the events other than those expressly indicated above as “good leaver” events have to be considered as “bad leaver” events pursuant to the Plan.

SECTION 9. LIMITATIONS ON RIGHTS.

9.1	Retention Rights.

Neither the Plan nor any Option granted under the Plan shall be deemed to give any individual a right to remain an Employee, Consultant, Director or Non-Employee Director of the Company. The Company reserves the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Bylaws and a written employment or consultancy or commercial agreement (if any).

9.2	Shareholders’ Rights.

An Optionee shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Option prior to the execution of the Option. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 7.

9.3	Regulatory Requirements.

Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Option prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 10. WITHHOLDING TAXES.

The Company will be entitled to make any applicable withholding or deduction on account of any taxes or social security contributions due on benefits derived from the Plan pursuant to applicable law. An Optionee shall make arrangements satisfactory to the Company for the satisfaction of such tax or social security obligations that arise in connection with his or her Options. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are fully satisfied.

SECTION 11. DURATION AND AMENDMENTS.

11.1	Term of the Plan.

The Plan shall terminate on [•], 2025 or on any earlier date pursuant to Section 11.2 of the Plan.

11.2	Right to Amend, Suspend or Terminate the Plan.

Within the limitations of the Plan, the Board or the Committee may amend, suspend or terminate the Plan at any time and for any reason. The suspension or termination of the Plan, or any amendment thereof, shall not affect any Option previously granted under the Plan. No Option shall be granted under the Plan after the Plan’s suspension or termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws or regulations.

11.3	Right to Amend Option.

The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionee and (ii) the Optionee consents in writing.

SECTION 12. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

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GENENTA S.P.A.

2021 – 2025 CHAIRMAN SUB-PLAN

The Chairman Sub-Plan is adopted to permit the Grant of certain Options to the Chairman of the Board, Mr. Squinto, without prejudice to any decision that the Board may take with regard to further Options to be granted to the Chairman in the context of the Plan.

In the event of any inconsistency between the rules of the Plan and the rules of the Chairman Sub-Plan, the rules of the Chairman Sub-Plan shall take precedence.

Unless otherwise stated in this Chairman Sub-Plan or in the individual Stock Option Agreement capitalized terms shall have the meaning provided in Section 2 of the Plan.

SECTION 1. APPLICATION OF PLAN

The Chairman is entitled to receive Options to subscribe:

(i)	no. 147,783 Shares at a price equal to Euro 6,38 each once trading of the ADSs on Nasdaq Capital Market has commenced.

(ii)	no. 73,892 Shares at a price equal to Euro 6,38 each, during the year starting from the first anniversary of the commencement of the trading of the ADSs on Nasdaq Capital Market.

Save as modified in this Chairman Sub-Plan, all the provisions of the Plan shall be incorporated into this Chairman Sub-Plan as if fully set out herein so as to be part of this Non-Employee Sub-Plan.

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